Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interlink Electronics, Inc.

Camarillo, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 5, 2007, relating to the consolidated financial statements and schedules of Interlink Electronics, Inc., which are incorporated by reference in that Prospectus. Our report dated April 5, 2007 contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Los Angeles, California

October 31, 2007